LICENCE AGREEMENT

(KOALA BLUE WINE TRADE MARKS)

BETWEEN

GREATSTONE WINES PTY LTD

(Licensor)

AND

THE SAINT JAMES COMPANY,

(Licensee)

Contents

LICENSE AGREEMENT Koala Blue™ Wines

Grant of License.

THIS LICENCE AGREEMENT is made the 27th day of January 2009 between the following parties:

1. **GREATSTONE WINES PTY LTD** (ABN 79 097 022 725) the principal office of which is at 5/80 Walkerville Terrace, Walkerville South Australia, 5801.**(Licensor)**

2. **THE SAINT JAMES COMPANY**, having an address at Broadway Plaza, 520 Broadway, Suite 350, Santa Monica, California 90401

Recitals

A. The Licensor is entitled to be the registered proprietor of, or is entitled to use, the Trade Marks and the Design and Marks.

B. The Licensor is the beneficial owner of the right, title, interest and goodwill in the Koala Blue Wines IP (KBW-IP) throughout the Territory.

C. The Licensee desires to use, the KBW IP in relation to the marketing & sale of wine throughout the Territory,

D. In consideration for the payments set out in this agreement the Licensor grants to the Licensee a license to use the Koala Blue™ (wines only) Designs & Marks exclusively in the territory,

IT IS AGREED

1. Definitions and Interpretation

In this agreement, unless the context requires otherwise:

Additional Territory means The United Kingdom.

Case means 12 bottles of 750ml of wine or the equivalent volume;

Designs and Marks means the names, designs, logos and trademarks attached to the Koala Blue Wines and described in Schedule A.

Effective Date means 1 February 2009;

Goods means the goods for which the Koala Blue ™ IP is registered specifically limited to class 33 for alcoholic beverages

KBW IP means the Designs and Marks, and includes all the intellectual property that the Licensor acquires during the term of this agreement in relation to wine;

Licensed Products means the products Identified and described in Schedule B

Territory means The United States of America and Canada

Wine Sales means all wines sold, including wines sold for no value by the licensee such as promotional wines, samples and give-away wines.

2. Licensors Representation and Credits.

(a) Licensor warrants that Licensor has the right to grant to the Licensee all of the rights conveyed in this Agreement. The Licensee shall have no right, license, or permission except as herein expressly granted. All rights not specifically transferred by this Agreement are reserved to the Licensor.

(b) The Licensee shall have the right to use the Licensor's Designs & Marks and in a manner consistent with the Licensor's reputation, in advertising or other promotional materials associated with the sale of the Licensed Products. Licensee will seek approval from the Licensor for use of all material or likenesses that are to be utilized by Licensee.

(c) The Granting of this Licence is limited to the use in the Territory of the Designs & Marks identified in the schedule A and categorized in the Category 33.

3. Territory

(a) The Licensor grants to the licensee a license to use the Koala Blue™ (wines only) Designs & Marks exclusively in the Territory.

(b) The Licensor grants a first and last right of refusal to acquire the licence to use the Koala Blue™ (wines only) Designs & Marks exclusively in the Additional Territory of the United Kingdom (UK).

(c) The granting of Licence to additional territory will be subject to an independent agreement and terms.

(d) In the event that the Licensor wishes to grant a licence for KBW IP in the Additional Territory, the Licensor must give to the Licensee in writing, notice of its intention and the Licensee must advise the Licensor in writing within 5 days of the lodgement of such notice if it intends to accept or the Licensee will forfeit its rights under clause 3b.

4. Royalties, Fees, Commissions and Statements of Account.

(a) Licensee agrees to pay to Licensor non-refundable royalties on sales of the Licensed Products in the amounts set forth in Schedule C attached hereto. No costs incurred in the manufacture, sale, distribution, or exploitation of the Licensed Products shall be deducted from any royalties due to Licensor. Royalties shall be deemed to accrue when the Licensed Products are sold, shipped, or invoiced, whichever first occurs.

(b) Royalty statements and payments for all sales shall be due on the 15th day after the end of each calendar quarter. "Quarter" shall mean each three (3) month period ending June 30, September 30, December 31 and March 31. At that time and regardless if any Licensed Products were sold during the preceding time period, Licensee shall furnish Licensor an itemized statement categorized by individual Design, showing the kinds and quantities of all Licensed Products sold and the prices received therefore. The first royalty statement and payments shall commence on March 31, 2009.

(c) If Licensor has not received the royalty payment as required by the foregoing Paragraphs 3(a, b & c) within fifteen (15) days following the end of each calendar quarter, a monthly service charge of one-and-a-half percent (1.5%) shall accrue thereon and become due and owing from the date on which such royalty payment becomes due and owing.

(d) Licensee agrees to pay Licensor for all pre-approved expenses in association with the creation, launch, and marketing of the licensed products.

(e) All payments pursuant to this Agreement may be assignable by Licensor. Payments should be paid to the order of GreatStone Wines Pty Ltd and be paid directly by TT or electronic payment into the to GSW bank account notified by GSW from time to time to time.

For the purposes of executing this agreement the Bank account details are notified below:

Bank	National Australia Bank (NAB
Account name:	GreatStone Wines Pty Ltd
Account Number	85 965 0065
BSB #	083 739

5. Minimum Annual Licence fee

(a) A Minimum Annual Licence Fee (MALF) shall be payable to the Licensor by the Licensee for the term of this licence as set out in Schedule C.

(b) The MALF is payable annually

a. The first year payment will be in two equal instalments, the first instalment falling due on the execution of this agreement and the second instalment due six (6) months later

b. For the second year payment and all subsequent MALF payments are to be made in four (4) quarterly instalments of equal proportion and can be paid at the commencement of each quarter.

(c) The MALF shall be on a "**use or pay**" basis. The licensee may deduct the MALF from any royalty payable under clause 3 of this agreement.

6. Books and Records.

The Licensee agrees to keep complete and accurate books and records relating to the sale and other distribution of each of the Licensed Products. The Licensor or its representative shall have the right to inspect, audit, and copy Licensee's books and records relating to the sales of the Licensed Products upon thirty (30) days prior written notice. Any discrepancies over five percent (5%) between the royalties received and the royalties due will be subject to the royalty payment set forth herein and paid immediately. If the audit discloses any underpayment of ten percent (10%) or more, Licensee shall reimburse the Licensor for all the costs of said audit. For this purpose, the Licensee shall give the Licensor full and complete access to the Licensor and its agents to the Licensee's books and records.

7. Quality of Licensed Products, Approved, and Advertising.

Licensee agrees that the Licensed Products shall be consistent with the standard and quality of the Licensors products and of such style and appearance as to be best suited to their exploitation to the best advantage and to the protection and enhancement of the Licensed Products and the good will pertaining thereto. The Licensed products shall be manufactured, sold, and distributed in accordance with all applicable national, state, and local laws. No quality variations to the Licensed Products will be implemented without the express approval of the Licensor or its Agents.

8. Non-Acquisition of Rights.

The Licensee's use of the Designs and Trademarks shall inure to the benefit of the Licensor. If Licensee acquires any trade rights, trademarks, equities, titles, or other rights in and to the Designs or in the Trademark, by operation of law, usage, or otherwise during the term of this Agreement or any extension thereof, Licensee shall forthwith upon the expiration of this Agreement or any extension thereof or sooner termination, assign and transfer the same to Licensor without any consideration other than the consideration of this Agreement. Licensor retains all rights to designs and trademarks for activities exclusive of the wine industry.

9. Licensee's Representations.

The Licensee warrants and represents that during the term of this License and for a period ten (10) years thereafter, it, or any of its affiliated, associated, or subsidiary companies will not copy, imitate, or authorize the imitation or copying of the Designs, Trade names, and Trademarks, or any distinctive feature of the foregoing or other designs submitted to the Licensee by Licensor. Without prejudice to any other remedies that the Licensor may have, royalties as provided herein shall accrue and be paid by Licensee on all items embodying and incorporating imitated or copied Designs. During the term, Licensor shall have the right to use any and all Trademarks and Trade names in connection with other merchandising activities of Licensor, which are not competitive with Licensor's business.

10. Registrations and Infringements.

(a) The Licensor has the right but not the obligation to obtain at its own cost appropriate copyright, trademark, and patent protection for the Designs & Marks or any of them. At Licensor's request and at Licensee's sole cost and expense, Licensee shall make all necessary and appropriate registrations to protect the copyrights, trademarks, and patents in and to the Licensed Products and the advertising, promotional, and packaging material in the Territory in which the Licensed Products are sold. Copies of all applications shall be submitted for approval to Licensor prior to filing. The Licensee and Licensor agree to cooperate with each other to assist in the filing of said registrations.

(b) The Licensee shall not at any time apply for or abet any third party to apply for copyright, trademark, or patent protection, which would affect the Licensor's ownership of any rights in the Designs & Marks.

(c) The Licensee shall notify the Licensor in writing immediately upon discovery of any infringements or imitations by others of the Designs, Trade names, or Trademarks. The Licensor in its sole discretion may bring any suit, action, or proceeding the Licensor deems appropriate to protect the Licensor's rights in the Designs & Marks, including, without limitation, for copyright and trademark, infringement and for unfair competition. If for any reason, Licensor does not Institute any such suit or take any such action or proceeding, upon written notice to the Licensee, the Licensee may institute such appropriate suit, action, or proceeding in Licensee's and Licensor's names. In any event, Licensee and Licensor shall cooperate fully with each other in the prosecution of such suit, action, or proceeding. Licensor reserves the right, at Licensor's cost and expense, to join in any pending suit, action, or proceeding. The Instituting party shall pay all costs and expenses, including legal fees, incurred by the instituting party. All recoveries and awards, including settlements received, after payments of cost and legal fees, shall be divided seventy-five percent (75%) to the Instituting party and twenty-five percent (25%) to the other party.

11. Indemnification and Insurance.

The Licensee hereby agrees to indemnify and hold the Licensor harmless against all liability, cost, loss, expense (including reasonable attorney's fees), or damages paid, incurred, or occasioned by any claim, demand, suit, settlement, or recovery against the Licensor, without limitation, arising out of the breach or claim of the breach of this Agreement; the use of the Designs & Marks by it or any third party; the manufacture, distribution, and sale of the Licensed Products; and for any alleged defects in the Licensed Products. The Licensee hereby consents to submit to the personal jurisdiction of any court, tribunal, or forum in which an action or proceeding is brought involving a claim to which this foregoing indemnification shall apply.

12. Term and Termination.

(a) This Agreement is effective as of 1 February 2009 and will remain in effect through and until 1 February, 2019 unless earlier terminated pursuant to this Section.* See additional provision on page 5a.

(b) This Agreement may be terminated at any time by the written consent of Licensor and Licensee.

(c) Licensor shall have the right to terminate this Agreement by written notice, and all the rights granted to the Licensee shall revert forthwith and all royalties or other payments shall become due and payable immediately if:

a. Licensee fails to comply with or fulfil any of the terms or conditions of this Agreement.

b. Licensed products have not been offered or made available for sale by Licensee within six (6) months from the date from the date of notice from the Licensor.

c. Licensee ceases to sell the Licensed Products in commercially reasonable quantities; or

d. Licensee is adjudicated bankrupt or insolvent, or makes an assignment for the benefit of creditors, or suspends payment of its creditors for more

* 12 (a) continued:

This Agreement shall automatically renew for consecutive 10-year terms, unless, not later than 180 days prior to the end of the relevant term, (i) the Licensee shall have notified the Licensor in writing of its determination not to renew the Agreement or (ii) the Licensee shall then be in an uncured breach of a material term of this Agreement and the Licensor shall, as of such date, have notified the Licensee in writing of its determination not to renew the Agreement because of such breach.

than 90 days, or has a receiver or administrator appointed to its business, or liquidates its business.

(d) The expiration or termination of this Agreement will not affect any accrued monetary obligation owed to Licensor by Licensee.

(e) Licensee, as quickly as possible, but in no event later than thirty (30) days after such termination, shall submit to Licensor the statements required in Paragraph 3 for all sales and distributions through the date of termination. Licensor shall have the right to conduct an actual inventory on the date of termination or thereafter to verify the accuracy off said statements.

(f) During the first twelve (12) month of this agreement the Licensee shall have the right to cancel this agreement giving ninety (90) calendar days written notification to the Licensor. In the event of such cancellation, the Licensor shall be entitled to receive all license fees due, including pro-rata minimums for the initial ninety day notification period. For a period of not less than 12 months commencing from the notification date, the Licensor shall be entitled to receive all license fees due for that year period.

(g) In the second and all subsequent periods the Licensee shall have the right to cancel this agreement with a period of six (6) calendar months giving written notification to the Licensor. In the event of such a cancellation notification, the Licensor shall be entitled to receive all license fees due, including pro-rata minimums, for a period of not less than six (6) months commencing from the notification date. For a period of not less than 12 months commencing from the notification date, Licensor shall be entitled to receive all license fees due for that year period.

(h) In the event of termination, all payments theretofore made to the Licensor shall belong to the Licensor without prejudice to any other remedies, the Licensor may have.

13. Sell-off Right.

Provided Licensee is not in default of any term or condition of this Agreement, Licensee shall have the right for a period of twelve (12) months from the expiration of this Agreement or any extension thereof to sell inventory on hand subject to the terms and conditions of this Agreement, including the payment of royalties and guaranteed minimum royalties on sales which continue during this additional period.

14. Purchase at Cost.

Licensee agrees to provide to the Licensor, without charge, a maximum of six (6) wine cases each of the Licensed Products.

15. Miscellaneous Provisions.

(a) Nothing herein shall be construed to constitute the parties hereto partners or joint ventures, nor shall any similar relationship be deemed to exist between them.

(b) The rights herein granted are personal to the Licensee and shall not be transferred or assigned, in whole or in part, without the prior written consent of the Licensor.

(c) No waiver of any condition or covenant of this Agreement by either party hereto shall be deemed to imply or constitute a further waiver by such party of the same or any other conditions. This Agreement shall be binding upon and shall inure to the benefit of the parties, their successors, and assigns.

(d) Whatever claims the Licensor may have against the Licensee hereunder for royalties or for damages shall become a first lien upon all of the items produced under this Agreement in the possession or under the control of the Licensee upon the expiration or termination of this Agreement.

(e) The Licensor shall have the right to assign this agreement and the Licensor's rights and duties to a corporation or other business entity owned or controlled by the Licensor, provided, the Licensor remains obligated to render all services required hereunder. The Licensor shall also have the right to assign or transfer to a third party portion of the stock to be issued to the Licensor pursuant to paragraph 3(c), but shall retain the obligation to pay the Minimum Annual Licence Fee, royalty and other payments due under this agreement, unless the Licensor otherwise agrees.

(f) This Agreement shall be construed in accordance with the laws of the State of South Australia.

(g) All notices and demands shall be sent in writing by certified mail, return receipt requested, at the address above written in paragraph one of this agreement. Royalty statements and payments shall be sent in writing by regular mail to the address above written in 3(g). Copies of royalty statements and samples of Licensed Products and related materials shall be sent by regular mail to the agent and address below written in 15(h).

(h) This Agreement constitutes the entire agreement between the parties hereto and shall not be modified, amended, or changed in any way except by written agreement signed by both parties.

(i) Execution Pages

EXECUTED by **THE SAINT JAMES COMPANY**.
As **<u>Licensee</u>** by the authority of its Directors
and in accordance with its Constitution.

Wayne Gronquist

Digitally signed by Wayne Gronquist
DN: cn=Wayne Gronquist, c=US,
o=Saint James Company, ou=Office
of President,
email=wayne@waynegronquist.com
Reason: I am approving this
document
Date: 2009.01.31 06:22:21 -08'00'

....
Wayne Gronquist
President and Director

EXECUTED by **GREATSTONE WINESPTY LTD**
as **Licensor** by the authority of its Directors
and in accordance with its Constitution.

Digitally signed by Ken R Waldron
DN: cn=Ken R Waldron, o=GreatStone Wines Pty Ltd,
ou=Executive, email=ken.waldron@greatstone-
wines.com.au, c=AU
Date: 2009.02.15 11:09:55 +10'30'

....
Director

....
Director

SCHEDULE A

TRADE MARK

KOALA BLUE WINES NAMES, DESIGNS, TRADE MARKS & LOGOS

All the Intellectual Property in and to the words "Koala Blue" and "Koala Blue Wines" including the following related designs and marks, but only in relation to all alcoholic beverages and associated products (except beers) (Trade Mark Category 33) specifically in the territory

Koala Blue Canada	Trademark # 1301777 Class 33 Wines	
Koala Blue Canada	Trademark # TMA696324	Class 33 Wines
Koala Blue USA	Trademark # 3381697	Class 33 Wines
Koala Blue United Kingdom	Trademark # 2333239B	Class 33 Wines

Koala Blue Design No. 1

Word: **KOALA BLUE**
Image: **KOALA, HEAD, GROT. LTR O IS SUN, RAYS**

Koala Blue Design No. 2
Word: **KOALA BLUE**
Image: **KOALA ON TREETRUNK, BOTH GROT.**

Koala Blue Design No. 3
Image: **KOALA ON TREETRUNK, BOTH GROT.**



Not to Scale

Koala Blue Design No. 4
Word: **KOALA BLUE**
Image: **KOALA**

KOALA BLUE


KOALA BLUE


Koala Blue
2004
Shiraz
Wine of Australia
Koala Blue
Dry Red
Wine of Australia
Koala Blue
2005
Chardonnay
Wine of Australia

E N D   O F   S C H E D U L E   A

SCHEDULE B: The Licensed Products

All Wine, and Wine related products associated with the sales and brand building of the Koala Blue wine brands and labels.

SCHEDULE C

Royalties to be Paid

(a) For Koala Blue™ wines sold at retail prices below US Twelve dollars (US$12.00) per bottle:

a royalty fee of AUD$ Four dollars (AUD$4.00) per case of twelve (12) 750 ml bottles of wine sold by Licensee, each wine case containing not more than twelve (12) bottles using the Licensed Products, each bottle containing not more than 750 millilitres by volume.

(b) For Koala Blue™ wines sold at or above a retail price of US Twelve dollars (US$12.00) per bottle

a Royalty fee of AUD$ Ten dollar (AUD$10.00) per case of twelve (12) 750 ml bottle wine, wine sold by Licensee, each wine case containing not more than twelve (12) bottles using the Licensed Products, each bottle containing not more than 750 millilitres by volume.

Minimum Annual Licence Fee (MALF)

The licensee shall pay as follows

Year 1 AUD$40,000

Year 2 AUD$80,000

Year 3 AUD$150,000

Year 4 AUD$200,000 and each year thereafter

SET-OFF OF MALF The Licensee can claim back the MALF against royalty payments due to the Licensor under this agreement.